Exhibit 99.1

FOR IMMEDIATE RELEASE

National CineMedia, Inc. Announces Agreement with Standard General L.P.

CENTENNIAL, Colo. – June 1, 2018 – National CineMedia, Inc. (NASDAQ: NCMI) (“NCM, Inc.” or “the Company”), the managing member and owner of 48.8% of National CineMedia, LLC (“NCM LLC”), the operator of the largest in-theater digital media network in North America, announced today that it has entered into an agreement with Standard General L.P. (“Standard General”) to immediately add one new independent director to the Company’s Board of Directors and, if NCM, Inc. stockholders approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, to nominate up to two independent directors designated by Standard General at each of the Company’s annual meetings occurring during the standstill period. Standard General is NCM, Inc.’s largest stockholder, currently owning approximately 18% of the Company’s outstanding common stock.

Under the agreement, Andrew P. Glaze, an investment professional at Standard General, will be appointed to the NCM, Inc. Board within the next 30 days and will be nominated for election at the Company’s 2018 Annual Meeting of Stockholders. Also at the 2018 Annual Meeting, NCM, Inc. will seek stockholder approval for an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors, increase the maximum size of the Board to eleven directors and to amend certain Board approval rights (collectively the “Proposed Charter Amendment”). If the Company’s stockholders approve the Proposed Charter Amendment at the 2018 Annual Meeting, the Company has agreed to nominate two individuals (including Mr. Glaze or his replacement) designated by Standard General for election to the Board at the Company’s 2019 Annual Meeting of Stockholders and at each subsequent Company annual meeting occurring during the standstill period. Per the agreement with Standard General, the standstill period means the period beginning on June 1, 2018 and ending on the earliest to occur of (x) the 2018 Annual Meeting if the Proposed Amendment is not approved by the Company’s stockholders and (y) 30 days prior to the deadline for stockholder nominations and proposals to be voted on at the Company’s 2022 Annual Meeting.

Pursuant to the agreement, Paula Williams Madison, an NCM, Inc. director since 2014, will step down from the Board immediately prior to Mr. Glaze’s appointment and Mr. Glaze will be appointed to fill the vacancy created by Ms. Madison’s resignation from the Board.

“We are pleased to welcome Standard General’s nominee to our Board as we continue our focus on driving value and building on NCM’s unique position as the largest cinema advertising network in America,” said Scott Schneider, Chairman of the Board of NCM, Inc. “Together with the continued support of our exhibitor partners, we believe Andrew’s experience and insights will allow him to make valuable contributions to these efforts. As we welcome Andrew, we also thank Paula for her years of service to the Board and the expertise she has provided in the execution of our strategy. We wish her all the best in the future.”

“National CineMedia is a highly profitable business with a premier advertising network, and it has a significant opportunity to achieve sustainable growth,” said Soohyung Kim, Managing Partner of Standard General. “We are pleased to have worked constructively with the Board to reach an agreement that we believe will bring new director talent and expertise to capitalize on NCM’s unique assets and to support an even brighter future for the Company.”

Andy England, Chief Executive Officer of NCM, Inc., said, “The steps we are taking to expand and diversify our client base, build our digital ecosystem, streamline our operations and improve efficiencies are helping to reinvigorate performance. I look forward to continuing to work closely with our Board as we execute on our strategic plan.”

Pursuant to the agreement, so long as the Proposed Charter Amendments are approved, Standard General has agreed to certain customary standstill provisions up to the 2022 Annual Meeting deadline for stockholder director nomination and proposal submissions. In addition, Standard General has agreed to minimum ownership level requirements such that its director designees may be required to resign from the Board if Standard General’s aggregate beneficial ownership of the Company’s common stock falls below 7,900,361 shares (or 10% based on the current number of shares outstanding). The full agreement between the Company and Standard General will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

About Andrew P. Glaze

Andrew Glaze has served as a Research Analyst at Standard General since 2016. Before joining Standard General, Mr. Glaze was a Managing Director at Claar Advisors, LLC, which he joined in 2014. Mr. Glaze was the founder, and, from 2009 through 2014, the Chief Investment Officer of Emys Capital, LLC. Prior to May 2009 he was an investment banking associate on the Consumer and Leveraged Finance teams at Merrill Lynch. Mr. Glaze began his career in the United States Army where he served as an officer for five years in the 1st Cavalry Division. As part of his service, Mr. Glaze deployed to Baghdad, Iraq for one year where he served with distinction as a Captain and Aviation Brigade Fire Support Officer. Mr. Glaze is a service-disabled veteran. He holds a B.S. from the United States Military Academy at West Point and an M.B.A. from Columbia Business School, where he participated in the highly selective Value Investing Program. He is also a member of the Success Academy Charter Network Advisory Board. Mr. Glaze is a Chartered Financial Analyst. Mr. Glaze’s extensive experience in financial analysis and organizational leadership qualifies him to serve on our Board.

About National CineMedia, Inc.

National CineMedia (NCM) is America’s Movie Network. As the #1 Millennial weekend network in the U.S., NCM is the connector between brands and movie audiences. According to Nielsen, more than 700 million moviegoers annually attend theaters that are currently under contract to present NCM’s Noovie pre-show in 54 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group. NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,800 screens in over 1,650 theaters in 187 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.8% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

Contacts

INVESTOR CONTACT:

Ted Watson, 800-844-0935

investors@ncm.com

or

MEDIA CONTACT:

Amy Jane Finnerty, 212-931-8117

amy.finnerty@ncm.com